Exhibit 99.1

First Quarter 2019 Recap: Reaffirming 2019 Guidance

•                  Launched key new product platforms: 30 KW ProGen hydrogen engine for commercial on-road vehicles and the next generation Class 1 GenDrive for material handling

•                  Launched new customer ProGen and GenDrive programs including CHEM stationary back-up fuel cell systems, FedEx Albany airport and Lipari Foods

•                  Expanded in-house MEA manufacturing and initiated commercial ramp — on track to source over 25% internally by EOY 2019

•                  Closed new $100 mil new debt facility to fund 2019 pipeline and beyond

•                  Substantial inventory build coupled with Q2 sales pipeline supports meaningful revenue ramp in Q2 2019

•                  Continued cost-down traction driving improvement in adjusted EBITDA; trend will continue as year unfolds

•                  Reaffirming 2019 Guidance

Results	Q1’19	Q1’18
Gross Billings	$22.8	$28.3
Operating Cash Flows	$(36.3)	$(24.0)
Adjusted EBITDA	$(6.7)	$(10.1)
Inventory Balance	$65.5	$47.9

Guidance	Q2’19	2019
Gross Billings	$55-$60M	$235-$245M

Q1 2019 results reflect seasonality, timing and continued cost improvement; Sets the stage for meaningful sequential growth:

Gross billings for Q1 2019 of $22.8M, operating cash flows at ($36.3M), and adjusted EBITDA of ($6.7M).  This compares to Q1 2018 gross billings of $28.3M, operating cash flows of ($24.0), and adjusted EBITDA of ($10.1M).  While gross billings were down year over year in what is our seasonally lowest quarter, it is important to note that these numbers were negatively impacted by end of quarter project timing around revenue recognition. This is reflected in our higher quarter end inventory balance of $65.5M compared to quarter-end inventory of $47.9M in Q4 2018 and increased investment in working capital affecting operating cash flows. We estimate that these timing issues impacted Q1 2019 gross billings by approximately $10M. These delays, coupled with Q2 pipeline opportunities, set the stage for substantial sequential growth in Q2 2019.  Furthermore, we are pleased to report continued improvement in our adjusted EBITDA year over year reflecting our ongoing traction with continued cost reduction and margin enhancement efforts.

Q2 2019 Gross Billing Guidance:

Q2 2019 gross billing guidance of between $55-$60M, reflecting over 100% sequential growth and expect continued gross billing growth throughout the year.

Reiterating Full Year Guidance:

We reiterate our full year 2019 gross billing guidance of $235-$245M. While operating cash flows for the full year may be somewhere between slightly negative to slightly positive, given timing on deployments and accounts receivable collections, we continue to expect positive adjusted EBITDA for the full year 2019. It is important to note the traditional seasonality of our business with one-third of revenue recognized in the first half of the year and two-thirds during the second half.  Business momentum remains strong in the material handling business, our first large and growing target market.  We remain focused on providing economic and sustainable value proposition to our end customers while improving our overall margins through cost reduction and other ongoing initiatives.

First Quarter Highlights: Building Technology and Customer Base

During 2019, we continued to innovate more efficient and cost-reduced solutions to improve the customer value proposition for Plug Power hydrogen fuel cell solutions.

Plug Power commercially launched its new 30kW ProGen hydrogen engine for e-mobility applications such as delivery vans. The growing ProGen product line offers a pre-engineered, modular and scalable architecture that makes it simple for customers to deploy in a wide variety of e-mobility applications.

Our next generation Class 1 GenDrive fuel cell system entered production in February with Q1 shipments to key customers such as BMW and Mercedes. These new units utilize Plug Power’s ProGen hydrogen fuel cell engine technology for increased efficiency and higher reliability. Several new enhancements are featured in this next generation design. These features include larger fuel tanks for increased runtime and optional wireless communication capabilities for real-time operations data and effective fleet management.

During the quarter Plug Power announced new customers in both its GenDrive, GenFuel, and ProGen product lines. Lipari Foods selected Plug Power’s turnkey solution (GenKey) to power its material handling fleet. Our GenDrive and GenFuel solutions create significant value for Lipari by eliminating battery changing and the complex logistics of off-site battery charging for its fleet. By harnessing the power of fast fueling, and space efficient hydrogen dispensers, Lipari Foods is able to achieve productivity gains and operational savings.

Plug Power partnered with Chung-Hsin Electric and Machinery Manufacturing Corporation (CHEM), a leading Taiwanese manufacturer of electric solutions including motors, generators, switchgear, hydrogen generation and stationary fuel cell power systems. CHEM integrated Plug Power’s proprietary 5kW ProGen hydrogen engine into its next-generation stationary power products for grid support and backup power applications, targeted for deployment in Asia, Africa, and India where reliable power is critical for a variety of communications and village power applications. According to Market Research Engine, the uninterruptible power supply (UPS) market is expected to grow to over $13 billion by 2025. In addition to OE partnerships such as this new partnership with CHEM, Plug Power serves this stationary power market through direct sales of the GenSure product line.

ProGen Engines Provide a Compelling Solution for the Ongoing Electrification of the Transportation Industry

Plug Power will continue to play a meaningful role in on-going vehicle electrification on a global basis. Our modular ProGen hydrogen engines provide distinct advantages over battery electric vehicles especially in applications which require high-asset utilization as well as long range.

The significant investments in technology since the inception of the Company coupled with the knowhow gathered in the material handling market uniquely positions us to expand our market presence from material handling to broader on-road vehicle applications.

Today, the Company’s modular ProGen hydrogen engine product line addresses a wide variety of applications, including on-road commercial fleet vehicles (e.g. delivery vans), material handling, AGV’s, and ground support equipment (GSE). These applications are characterized by high utilization, extended range, harsh environments, and a need for space efficient, rapid fueling solutions.

Plug Power deployed hydrogen-enabled ground support equipment at New York’s Albany International Airport with FedEx. Powered by ProGen engines, the GSE vehicles transport packages from the airport sorting facility directly to FedEx airplanes while eliminating diesel emissions. Albany was selected to provide an excellent cold weather proving ground for the ProGen technology.

Additionally, Plug Power’s ProGen hydrogen engine technology is enabling FedEx electric delivery vans in the last mile. The zero-emission vehicle continues to perform in standard delivery service in New York State’s Capital Region. To date, the vehicle has covered over 17,500 miles with continued stellar performance.

From a global perspective, where CO2 emission reduction is taking center stage, Plug Power’s ProGen solution offers customers a reliable way to innovate towards a cleaner and more sustainable future. In 2019, Plug Power looks forward to working with OEM’s, integrators, and fleet operators in the e-mobility market, to help drive towards a cleaner future.

Now, a review of our financial performance.

First Quarter Operational Performance and Financial Results

Revenue for the first quarter of 2019 was $18.6 million, versus revenue of $26.4 million for first quarter of 2018.  Included in our financial results is a $4.2 million provision for common stock warrants reported as a reduction of revenue in first quarter of 2019, versus a $1.9 million provision recorded in first quarter of 2018. As reported previously, these charges are associated with accounting for warrants stemming from our customer agreements with Amazon and Walmart.  Future revenue reductions will occur over time until each of the customers reaches a cumulative $600 million of qualified purchases.

Key operating metrics for the first quarter of 2019 include:

•                  526 GenDrive units shipped in the quarter (94 recognized as revenue), versus 335 GenDrive units shipped in first quarter of 2018 (304 recognized as revenue).

•                  Approximately 20,000 GenDrive units under service or PPA contract at March 31, 2019, versus approximately 16,000 at March 31, 2018.

•                  72 sites under fuel delivery contract at March 31, 2019, versus 61 sites at March 31, 2018.

Gross margin for the first quarter of 2019 was ($6.8M), compared to ($4.0M) for the prior year.  The decrease in gross margin versus the prior year stems primarily from an increase in provision for common stock warrants and timing of program deployments year over year.

Cash and Liquidity

As of March 31, 2019, Plug Power had a total cash position of $109.2 million, including cash and cash equivalents of $39.3 million and restricted cash of $69.9 million.

Net cash used by operating activities for the first quarter of 2019 was $36.3 million, compared to net cash used by operating activities of $24.0 million in 2018 (variation mainly due to timing of program deployments year over year and working capital conversion timing).  Adjusted EBITDA for the first quarter of 2019 was ($6.7M), compared to ($10.1M) for the first quarter of 2018.  This reflects a continued trend of cost downs and improved margin performance.

During the first quarter of 2019, the Company borrowed $85.0 million under a new $100.0 million debt facility. The initial proceeds were used in part to pay off certain finance obligations and refinance long-term debt. During April 2019, the Company borrowed an additional $15.0 million under the same debt facility. In addition to refinancing existing obligations, proceeds will be used to fund the Company’s working capital and ongoing deployments as well as other general corporate purposes.

Summary

As we move further into 2019, we see continued traction in material handling and adjacent markets. We are moving forward in discussions with strategic customers and expect to make four major business announcements in 2019, affirming our confidence with 2019 forecasts for $235 to $245 million in gross billings. We look forward to sharing our progress.

Andrew Marsh, President and CEO	Paul Middleton, Chief Financial Officer

Conference Call Information

The Company will host a live conference call and webcast today, May 8, 2019.

•                  Time: 10:00 am ET

•                  Toll-free: 877-407-9221

The webcast can be accessed at www.plugpower.com, selecting the conference call link on the home page, or directly at https://event.webcasts.com/starthere.jsp?ei=1241986&tp_key=3ef7a9e52f.

About Plug Power Inc.

The architect of modern hydrogen and fuel cell technology, Plug Power is the innovator that has taken hydrogen and fuel cell technology from concept to commercialization. Plug Power has revolutionized the material handling industry with its full-service GenKey solution, which is designed to increase productivity, lower operating costs and reduce carbon footprints in a reliable, cost-effective way. The Company’s GenKey solution couples together all the necessary elements to power, fuel and serve a customer. With proven hydrogen and fuel cell products, Plug Power replaces lead acid batteries to power electric industrial vehicles, such as the lift trucks customers use in their distribution centers.

Extending its reach into the on-road electric vehicle market, Plug Power’s ProGen platform of modular fuel cell engines empowers OEMs and system integrators to rapidly adopt hydrogen fuel cell technology. ProGen engines are proven today, with thousands in service, supporting some of the most rugged operations in the world. Plug Power is the partner that customers trust to take their businesses into the future. www.plugpower.com.

Cautionary Note on Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc.(“PLUG”), including but not limited to statements about PLUG’s expectations regarding growth in MEA fuel cell stack production, progress and expansion in the electric vehicle market, sufficiency of capital to fund sales pipeline, improving revenue and operating cash flow, and Q2 and full year 2019 guidance, including gross billings, adjusted EBITDA, and operating cash flow. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available to us; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that a loss of one or more of our major customers could result in a material adverse effect on our financial condition; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that negative publicity related to our business or stock could result in a negative impact on our stock value and profitability; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls or key personnel; the risks related to use of flammable fuels in our products; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; the ability to achieve the forecasted gross margin on the sale of our products; the risk that our actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our products, including GenDrive, GenSure and GenKey systems; the volatility of our stock price; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to successfully expand internationally; our ability to improve system reliability for our GenDrive, GenSure and GenKey systems; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to protect our intellectual property; the cost of complying with current and future federal, state and international governmental regulations; risks associated with potential future acquisitions; and other risks and uncertainties referenced in our public filings with the Securities and Exchange Commission (the “SEC”). For additional disclosure regarding these and other risks faced by PLUG, see disclosures contained in PLUG’s public filings with the SEC including, the “Risk Factors” section of PLUG’s Annual Report on Form 10-K for the year ended December 31, 2018. You should consider these factors in evaluating the forward-looking statements included in this presentation — vs. communication and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

Plug Power Contact
Teal Vivacqua
518.738.0269
plugpower@pluckpr.com

SOURCE: PLUG POWER

Plug Power Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$39,336	$38,602
Restricted cash	19,297	17,399
Accounts receivable	32,062	37,347
Inventory	65,474	47,910
Prepaid expenses and other current assets	10,296	14,357
Total current assets	166,465	155,615

Restricted cash	50,598	54,152
Property, plant, and equipment, net of accumulated depreciation of $15,125 and $14,403, respectively	13,615	12,869
Leased property, net	141,889	146,751
Goodwill	8,886	9,023
Intangible assets, net	3,677	3,890
Other assets	11,069	8,026
Total assets	$396,199	$390,326

Liabilities, Redeemable Preferred Stock, and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$31,688	$34,824
Accrued expenses	6,509	7,864
Deferred revenue	11,736	12,055
Finance obligations	23,997	74,264
Current portion of long-term debt	12,559	16,803
Other current liabilities	2,271	560
Total current liabilities	88,760	146,370
Deferred revenue	25,835	28,021
Common stock warrant liability	2,231	105
Finance obligations	111,195	118,076
Convertible senior notes, net	65,025	63,247
Long-term debt	72,676	133
Other liabilities	17	18
Total liabilities	365,739	355,970

Redeemable preferred stock:
Series C redeemable convertible preferred stock, $0.01 par value per share (aggregate involuntary liquidation preference $16,664); 10,431 shares authorized; Issued and outstanding: 2,620 at both March 31, 2019 and December 31, 2018	709	709
Series E redeemable convertible preferred stock, $0.01 par value per share (aggregate involuntary liquidation preference $35,000 at both March 31, 2019 and December 31, 2018); Shares authorized: 35,000 at both March 31, 2019 and December 31, 2018; Issued and outstanding: 35,000 at March 31, 2019 and December 31, 2018	30,931	30,934
Stockholders’ (deficit) equity:		—
Common stock, $0.01 par value per share; 750,000,000 shares authorized; Issued (including shares in treasury): 244,537,235 at March 31, 2019 and 234,160,661 at December 31, 2018	2,445	2,342
Additional paid-in capital	1,319,879	1,289,714
Accumulated other comprehensive income	1,374	1,584
Accumulated deficit	(1,294,241)	(1,260,290)
Less common stock in treasury: 15,002,663 at March 31, 2019 and December 31, 2018	(30,637)	(30,637)
Total stockholders’ (deficit) equity	(1,180)	2,713
Total liabilities, redeemable preferred stock, and stockholders’ (deficit) equity	$396,199	$390,326

Plug Power Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net revenue:
Sales of fuel cell systems and related infrastructure	$2,220	$10,613
Services performed on fuel cell systems and related infrastructure	6,213	5,483
Power Purchase Agreements	4,707	5,372
Fuel delivered to customers	5,453	4,950
Net revenue	18,593	26,418
Cost of revenue:
Sales of fuel cell systems and related infrastructure	2,321	10,122
Services performed on fuel cell systems and related infrastructure	6,123	5,734
Power Purchase Agreements	8,998	8,650
Fuel delivered to customers	7,921	5,896
Total cost of revenue	25,363	30,402

Gross loss	(6,770)	(3,984)

Operating expenses:
Research and development	7,373	8,648
Selling, general and administrative	9,324	8,309
Total operating expenses	16,697	16,957

Operating loss	(23,467)	(20,941)

Interest and other expense, net	(8,345)	(3,105)
Change in fair value of common stock warrant liability	(2,126)	1,258

Loss before income taxes	$(33,938)	$(22,788)

Income tax benefit	—	2,953

Net loss attributable to the Company	$(33,938)	$(19,835)

Preferred stock dividends declared and accretion of discount	(52)	(13)
Net loss attributable to common shareholders	$(33,990)	$(19,848)

Net loss per share:
Basic and diluted	$(0.15)	$(0.09)
Weighted average number of common shares outstanding	220,605,068	226,985,762

Plug Power Inc. and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three months ended
	March 31,
	2019	2018
Operating Activities
Net loss attributable to the Company	$(33,938)	$(19,835)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment, and leased property	2,776	2,780
Amortization of intangible assets	175	158
Stock-based compensation	2,497	2,005
Provision for bad debts and other assets	307	—
Amortization of debt issuance costs and discount on convertible senior notes	2,469	379
Provision for common stock warrants	4,179	1,885
Change in fair value of common stock warrant liability	2,126	(1,258)
Income tax benefit	—	(2,953)
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	4,978	(7,655)
Inventory	(17,564)	1,428
Prepaid expenses, and other assets	1,018	1,376
Accounts payable, accrued expenses, and other liabilities	(2,781)	(2,066)
Deferred revenue	(2,505)	(272)
Net cash used in operating activities	(36,263)	(24,028)
Investing Activities
Purchases of property, plant and equipment	(1,468)	(1,026)
Purchases for construction of leased property	(806)	(3,277)
Net cash used in investing activities	(2,274)	(4,303)

Financing Activities
Proceeds from exercise of warrants, net of transaction costs	—	50
Proceeds from issuance of preferred stock, net of transaction costs	(3)	—
Proceeds from public offerings, net of transaction costs	23,498	—
Repayment of borrowings under line of credit	—	—
Proceeds from exercise of stock options	81	—
Proceeds from issuance of convertible senior notes, net	—	96,057
Purchase of capped call and common stock forward	—	(43,500)
Principal payments on long-term debt	(17,153)	(4,649)
Proceeds from long-term debt	84,761	—
Repayments of finance obligations	(53,534)	—
Increase in finance obligations	—	1,241
Net cash provided by financing activities	37,650	49,199
Effect of exchange rate changes on cash	(35)	46
(Decrease) increase in cash, cash equivalents and restricted cash	(922)	20,914
Cash, cash equivalents, and restricted cash beginning of period	110,153	68,055
Cash, cash equivalents, and restricted cash end of period	$109,231	$88,969

Supplemental disclosure of cash flow information
Cash paid for interest	$4,858	$2,554

Plug Power Inc.

Reconciliation of Non-GAAP Financial Measures

(Dollars in 000’s)

	For the three months ended March 31,
Reconciliation of Reported Net cash used in operating activities to Adjusted EBITDA	2019	2018

Net cash used by operating activities, as reported	$(36,263)	$(24,028)
Change in working capital(1)	16,854	7,189
Right-of-use asset depreciation and interest associated with PPA financings(2)	5,959	3,535
Cash based interest expense on corporate debt(3)	5,876	2,726
Restructuring and other non-recurring charges	862	478
Adjusted EBITDA	$(6,712)	$(10,100)

Non-GAAP Measure

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used adjusted EBITDA, which is a non-GAAP measure.  Adjusted EBITDA is defined as net cash used by operating activities, plus/minus change in working capital, plus the right-of-use asset depreciation and interest associated with PPA financings, plus cash based interest expense on corporate debt, plus restructuring and non-recurring charges. This non-GAAP measure is an indicator management uses as a basis for evaluating the Company’s liquidity and its ability to service debt and other finance obligations, as well as for forecasting future periods.  Management also establishes performance targets, annual budgets and makes operating decisions based in part upon adjusted EBITDA. Disclosure of this non-GAAP measure provides investors with the same information that management uses for these purposes. In addition, investors have historically requested and the Company has historically reported this non-GAAP financial measure as a means of providing consistent and comparable information with past reports of financial results. Adjusted EBITDA is not a measure of our liquidity under GAAP and should not be considered in isolation or as an alternative to cash flow from (or used in) operating activities or any other measures prepared in accordance with GAAP. While management believes that adjusted EBITDA provides useful supplemental information to investors, there are limitations associated with the use of this measure.  Adjusted EBITDA is not prepared in accordance with GAAP and may not be directly comparable to a similarly titled measure of other companies due to potential differences in the exact method of calculation.  Adjusted EBITDA should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

Notes

(1) Represents net cash inflows and outflows from changes in current assets and liabilities.

(2) Represents right-of-use asset depreciation and interest associated with operating leases. The right-of-use asset depreciation and interest expense associated with operating leases is calculated in accordance with ASC Topic 842, and is equal to operating lease expense during any given reporting period.

(3) Reflects interest expense on long-term debt, convertible senior notes and finance leases, excluding amortization of debt issuance costs and discounts on convertible senior notes.